Exhibit 10.15

EXECUTION COPY

FACTORING AGREEMENT

BETWEEN

CULAIN CAPITAL FUNDING LLC

(“BUYER”)

AND

PRECIPIO, INC.

(“SELLER”)

DATED MARCH 27, 2023

TABLE OF CONTENTS

1. DEFINITIONS	1
2. ASSIGNMENT OF RECEIVABLES; OFFER FOR SALE OF ELIGIBLE RECEIVABLES BY SELLER; PURCHASE OF ELIGIBLE RECEIVABLES BY BUYER	1
2.1. Offer of Receivables for Purchase	1
2.2. Funding Requests; Deliveries	1
2.3. Sales of Receivables	1
2.4. Purchase of Eligible Receivables by Buyer	1
2.5. Effect of Purchase of Receivables by Buyer	1
3. MAXIMUM FACILITY AMOUNT; OVERADVANCES	1
4. RECEIVABLES PURCHASE PRICE	2
4.1. Purchase Price for Purchased Receivables	2
4.2. Calculation of the Initial Payment	2
4.3. Calculation of Residual Payment	2
4.4. Purchase Price Defined Terms	2
4.5. Fees, Costs and Expenses	2
4.6. Manner of Payments to Seller	3
5. REPURCHASE OR REPLACEMENT OF PURCHASED RECEIVABLES; RESERVE ACCOUNT	3
5.1. Repurchase or Replacement	3
5.2. Buyer’s Acceptance of Credit Risk	3
5.3. No Reassignment	3
5.4. Reserve Account	3
6. ADMINISTRATION AND SERVICING OF ACCOUNTS	3
6.1. Lockbox; Collection Account	3
6.2. Payments in Trust	3
6.3. Crediting of Collections	4
6.4. Servicing Agent for Receivables That are Not Purchased Receivables	4
6.5. Authorization of Buyer	4
6.6. Field Examinations and Inspections	4
7. COLLATERAL AND SECURITY INTEREST	4
7.1. Grant of Security Interest in Collateral	4
7.2. Security Agreement	5
7.3. Security Acknowledgment	5
8. REPRESENTATIONS, WARRANTIES AND COVENANTS BY SELLER	5
8.1. Seller Representations, Warranties and Covenants	5
8.2. Seller Notification; Disputed Receivables	6
8.3. Financial Statements; Tax Returns	6
8.4. Deposit Accounts; Buyer Access	6
8.5. Customer Portal Access	6
8.6. Indemnification of Buyer	6
8.7. Survival of Representations, Warranties and Covenants	6
9. EVENTS OF DEFAULT; REMEDIES	6
9.1. Events of Default	6
9.2. Rights and Remedies Upon Event of Default	7
9.3. No Notice or Waiver	7
10. TERM TERMINATION; RELEASE OF LIENS	7
10.1. Initial Term; Renewal Terms	7
10.2. No Lien Termination without Release	7
11. GENERAL PROVISIONS	7
11.1. Governing Law; Jurisdiction; No Jury Trial	7
11.2. Rights and Remedies Cumulative	8
11.3. Reinstatement	8
11.4. Successors and Assigns	8
11.5. Headings	8
11.6. Severability	8
11.7. Notice	8
11.8. Strict Performance	8
11.9. Construction of Agreement.	9
11.10. Buyer’s Performance	9
11.11. Entire Agreement; Amendments; Buyer’s Consent	9
11.12. Execution in Counterparts	9
SCHEDULE OF ADDITIONAL TERMS	11
DEFINITIONS SCHEDULE	14
EXHIBIT A FORM OF PURCHASE OFFER	17
EXHIBIT B FORM OF ASSIGNMENT AGREEMENT	18
EXHIBIT C FORM OF SCHEDULE OF ASSIGNED ACCOUNTS	19

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THIS FACTORING AGREEMENT (this “Agreement”) is made as of March 27, 2023 Between PRECIPIO, INC., a corporation organized under the laws of the State of Delaware (“Seller”), and CULAIN CAPITAL FUNDING LLC, a limited liability company organized under the laws of the State of Delaware (“Buyer”).

RECITALS:

Seller wishes to obtain financing by factoring, selling and assigning to Buyer certain accounts receivable, at a discount below face value, in accordance with and subject to the terms and conditions of this Agreement. Buyer is willing to purchase accounts receivable from Seller from time to time, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

1.Definitions. Unless defined in the Recitals, above, in the body of this Agreement, or in the Exhibits or other Schedules hereto, capitalized terms have the meanings given to such terms in the Definitions Schedule. The Definitions Schedule and the Schedule of Additional Terms also provide meanings for certain other phrases used in this Agreement (whether or not capitalized). Each term defined in the singular shall be interpreted in a collective manner when used in the plural, and each term defined in the plural shall be interpreted in an individual manner when used in the singular.

2.Assignment of Receivables; Offer for Sale of Eligible Receivables by Seller; Purchase of Eligible Receivables by Buyer.

2.1.Offer of Receivables for Purchase. During the Term of this Agreement, Seller agrees to assign to Buyer all of Seller’s Receivables, and to offer for sale to Buyer all of Seller’s Eligible Receivables, and to sell to Buyer on the terms set forth in this Agreement such of the offered Eligible Receivables as Buyer may accept for purchase in Buyer’s reasonable discretion. Buyer shall have the right in Buyer’s reasonable discretion to reject any or all offered Receivables, whether or not an Eligible Receivable, and whether or not Buyer has previously purchased from Seller any Eligible Receivable of the same Account Debtor.

2.2.Funding Requests; Deliveries. In connection with each offer of Eligible Receivables to Buyer, Seller agrees to deliver to Buyer (a) a completed Purchase Offer in the form of Exhibit A attached hereto, (b) a completed Assignment Agreement in the form of Exhibit B attached hereto, and if delivered in electronic or other digital format (such as .pdf) a Schedule of Assigned Accounts in the form of Exhibit C attached hereto and attached to such Assignment Agreement describing the Eligible Receivables covered by such Purchase Offer and Assignment Agreement, validity executed by Seller and submitted to Buyer in connection with Seller’s offer of Eligible Accounts to Buyer for purchase pursuant to the terms hereof, (c) a copy of all purchase orders or other similar agreements and requests for the provision of goods or services relating to the Eligible Receivables described therein, a copy of Seller’s invoices relating to the Eligible Receivables described therein, and evidence of Seller’s delivery of the related goods or performance of the related services described in each such invoice, all in a form satisfactory to Buyer, (d) a detailed report of Seller’s agings of all of Seller’s Receivables , and (e) such other information described in Item 5 of the Schedule of Additional Terms (each related Purchase Offer, Assignment Agreement, Schedule of Assigned Accounts, copies of associated purchase orders and invoices, and such other required information shall be referred to as a “Funding Request”). Seller shall deliver each Funding Request and related invoices and other documentation to Buyer either (i) through the client portal provided to Seller through Buyer’s FactorSoft system (“Client Portal”), or (ii) by forwarding to Buyer by electronic mail (i.e., email) such Funding Request and all related information in digital or other electronic format (including by attachment of .pdf versions of documents). If Seller uses the Client Portal to submit a Funding Request to Buyer, Seller acknowledges and agrees that all Purchased Receivables and invoices included in such Funding Request shall be included in, and may be attached by Buyer as, the Schedule of Accounts to the Assignment Agreement relating to such Funding Request and presented by Buyer to third parties, including Account Debtors, as Seller’s duly executed Assignment of Accounts and Schedule of Accounts relating thereto.

2.3.Sales of Receivables. Seller hereby acknowledges and agrees that Seller’s inclusion of any Eligible Receivable in a Funding Request shall evidence Seller’s offer to sell, transfer, assign and otherwise convey to Buyer (as a sale by Seller and a purchase by Buyer, and not as security for any indebtedness or other obligation of Seller to Buyer) all right, title and interest of Seller in and to all Eligible Receivables included in such Funding Request, together with all related rights (but not obligations) of Seller with respect thereto, including all contract rights, guarantees, letters of credit, liens in favor of Seller, insurance and other agreements and arrangements of whatever character from time to time supporting or securing payment of such Receivables and all right, title and interest of Seller in any related goods, including Seller’s rights and remedies under Article 2, Part 7 of the UCC.

2.4.Purchase of Eligible Receivables by Buyer. Buyer’s acceptance for purchase of any offered Eligible Receivable shall be evidenced by Buyer’s tender of the “Initial Payment” (as defined in Section 4.2) to Seller or otherwise delivering or making available to Seller through the Client Portal a schedule or report of Eligible Receivables accepted for purchase by Buyer. Seller’s offer of sale, assignment and transfer of offered Eligible Receivables shall not be effective as to any Receivables not accepted for purchase by Buyer. Each Receivable purchased by Buyer pursuant to the terms hereof shall be referred to as a “Purchased Receivable”.

2.5.	Effect of Purchase of Receivables by Buyer.

2.5(a) The sale, transfer, assignment and conveyance of any Purchased Receivable to Buyer does not constitute and is not intended to result in an assumption by Buyer of any obligation of Seller or any other Person in connection with the Purchased Receivable or related rights or under any agreement or instrument relating thereto.

2.5(b) Seller agrees to execute and deliver such bills of sale, assignments, letters of credit, notices of assignment, financing statements (including continuation statements) under the UCC and other documents, and make such entries and markings in its books and records, and to take all such other actions (including the negotiation, assignment or transfer of negotiable documents, letters of credit or other instruments) as Buyer may request to further evidence or protect the sales and assignments of Purchased Receivables and related rights to Buyer hereunder.

2.5(c) After a Purchased Receivable has been purchased by Buyer, Seller shall not have the right to (i) vary, modify, alter or otherwise change the terms of sale set forth in the invoice relating to such Purchased Receivable, or (ii) offer or accept any compromise, discount or substitution with respect to such invoice or Purchased Receivable, or (iii) vary, modify, alter or otherwise change any other aspect of such invoice or Purchased Receivable, without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion.

3.Maximum Facility Amount; Overadvances. The parties agree that, without the prior consent of Buyer (y) the maximum amount of uncollected Purchased Receivables outstanding as of any time will not exceed the Purchased Receivable Limit, and (z) the maximum amount of uncollected Purchased Receivables owing from an Account Debtor will not exceed such Account Debtor’s Credit Limit. If (a) the aggregate amount of uncollected Purchased Receivables at any time exceeds the Purchased Receivable Limit for any reason, or (b) the aggregate amount of uncollected Purchased Receivables from an Account Debtor exceeds such Account Debtor’s Credit Limit (the amount of any such excess to be referred to as an “Overadvance”), then (i) such Overadvance will constitute an overpayment by Buyer of

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the Purchase Price for Seller’s Purchased Receivables for purposes of this Agreement, (ii) payment of such Overadvance will be secured by the Collateral, (iii) Seller shall immediately repay the amount of such Overadvance without notice or demand by Buyer, (iv) Buyer may charge the amount of such Overadvance to the Reserve Account and deduct the amount therefrom, (v) Buyer may deduct the amount of such Overadvance from all proceeds of all Receivables then in the possession of Buyer or received by Buyer after the creation of such Overadvance (whether or not the proceeds of any such Receivables derives from Purchased Receivables) until Buyer has been repaid the amount of such Overadvance in full, and (vi) Buyer may in Buyer’s sole discretion refrain from purchasing any additional Eligible Receivables until the Overadvance has been repaid to Buyer in full. Any Overadvance not paid or otherwise collected in full by Buyer pursuant to the foregoing within two (2) Business Days of the date of the creation of such Overadvance shall be charged the Overadvance Fee until the amount of such Overadvance has been paid in cash to Buyer in full.

4.Receivables Purchase Price.

4.1.Purchase Price for Purchased Receivables. The purchase price for each Eligible Receivable purchased hereunder shall consist of and be paid by Buyer’s payment to Seller of the “Initial Payment” (as defined in Section 4.2) and the “Residual Payment” (as defined in Section 4.3) with respect to such Purchased Receivable. The Initial Payment shall be payable by Buyer to Seller (a) on the same day of Buyer’s receipt of a Funding Request including such Purchased Receivable from Seller if the Funding Request was received by Buyer on or before the “Funding Request Deadline” (as defined in Item 6 of the Schedule of Additional Terms) on a Business Day, or (ii) on the Business Day immediately following Buyer’s receipt of the Funding Request including such Purchased Receivable if the Funding Request was received by Buyer after the Funding Request Deadline on a Business Day, or Buyer receives the Funding Request including such Purchased Receivable on any day that is not a Business Day. The Residual Payment with respect to a Purchased Receivable shall be payable by Buyer to Seller on the Wednesday, if a Business Day, or otherwise on the immediately following Business Day, following the week in which Buyer receives from the Collection Account Collections consisting of the proceeds of collection for the subject Purchased Receivable in an amount equal to the “Gross Amount” or “Net Amount” (as such terms are defined in Section 4.4) of such Purchased Receivable used to determine the Initial Payment, as applicable, subject to Buyer’s right to withhold, offset and charge against each Residual Payment for funding of the Reserve Account as described in Section 5.4), for the repayment of any Overadvance as described in Section 3, for fees, costs and expenses payable to Buyer in accordance with the terms of this Agreement, and as otherwise permitted pursuant to the terms of this Agreement.

4.2.Calculation of the Initial Payment. The “Initial Payment” with respect to a Purchased Receivable means the lesser of the “Gross Amount” or “Net Amount” (as defined below) of such Purchased Receivable, multiplied by the “Initial Payment Rate” as defined in Item 7 of the Schedule of Additional Terms.

4.3.Calculation of Residual Payment. The “Residual Payment” with respect to a Purchased Receivable means the aggregate amount of Collections received by Buyer and credited to Seller’s account pursuant to the terms of this Agreement with respect to such Purchased Receivable in an amount equal to the lesser of the “Gross Amount” or “Net Amount” of such Purchased Receivable used to determine the Initial Payment, as applicable, less the sum of (a) the Initial Payment with respect to such Purchased Receivable, plus (b) the “Fixed Discount” and the “Variable Discount” (as such terms are defined in Section 4.4), plus (c) the amount of such Purchased Receivable credited to the “Reserve Account” (as defined in Section 5.4), plus (d) all fees, costs and expenses payable by Seller to Buyer pursuant to the terms of this Agreement (including but not limited to any and all attorneys’ fees and other costs of collection) relating to such Purchased Receivable. The Fixed Discount will be paid by Seller or charged to Seller’s account at the time of Buyer’s purchase of a Purchased Receivable. The Variable Discount will be paid by Seller or charged to Seller’s account monthly at the end of each month.

4.4.Purchase Price Defined Terms. For purposes of this Agreement (a) the “Gross Amount” means, with respect to a Purchased Receivable, the gross face amount payable in United States Dollars pursuant to the invoice relating to such Purchased Receivable, (b) the “Net Amount” of a Purchased Receivable means the Gross Amount of such Purchased Receivable less all permitted discounts, deductions and allowances stated in the invoice relating to such Purchased Receivable, (c) “Fixed Discount” means a discount of the Gross Amount or Net Amount of a Purchased Receivable used to determine the Initial Payment, as applicable, with respect to such Purchased Receivable equal to such amount and for such term, as defined in Item 8 of the Schedule of Additional Terms, (d) “Variable Discount” means a discount computed on the Gross Amount or Net Amount of a Purchased Receivable used to determine the Initial Payment, as applicable, with respect to such Purchased Receivable, at the rate and for such period as described in Item 10 of the Schedule of Additional Terms.

4.5.Fees, Costs and Expenses. In addition to the Fixed Discounts, Variable Discounts, other discounts, fees and other charges payable to Buyer hereunder:

4.5(a) Misdirected Payment Fee. Seller shall pay to Buyer any Misdirected Payment Fee immediately upon its accrual, and Buyer may (a) charge to and withdraw from the Reserve Account such Misdirected Payment Fee, and/or (b) deduct such Misdirected Payment Fee from all proceeds of all Receivables then in the possession of Buyer or received by Buyer in the future. Notwithstanding the foregoing, the Misdirected Payment Fee shall not be chargeable on payments which are directed to the account of the Seller rather than the Lockbox or Collection Account during the Misdirected Payment Waiver Period as described in Item 18 of the Schedule of Additional Terms.

4.5(b) Reimbursable Expenses. Seller shall reimburse Buyer for all fees, costs and expenses directly incurred by Buyer if Buyer employs counsel for advice or other representation, reasonably incurs legal fees or expenses, consulting fees or expenses, fees, costs or expenses of external professionals engaged by Buyer, or reasonably incurs other out-of-pocket costs or expenses in connection with: (a) the exercise of any right or remedy of Buyer described in this Agreement or any other Factoring Document; (b) any amendment, modification or restatement of this Agreement; (c) periodic field exams or audits and appraisals performed by Buyer following the occurrence of an Event of Default; (d) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Buyer, Seller or any other person) in any way relating to the Accounts, the Collateral, this Agreement or Seller’s business or affairs; (e) the establishment, attachment, perfection or protection of any Security Interest or lien on the Collateral; (f) any attempt to enforce any right or remedy of Buyer against Seller or any other Person who may be obligated to Buyer by virtue of this Agreement or any other Factoring Document, including, without limitation, Account Debtors, Persons providing any guaranty of the Obligations or any Secondary Obligor; or (g) any attempt to inspect, verify, protect, preserve, restore, collect, sell, lease, license, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, all reasonable attorneys’ fees arising from such services and all expenses, costs and charges of such counsel, all fees, costs, expenses and charges of consultants and professionals engaged by Buyer, and all other costs and out-of-pocket expenses of Buyer relating to any of the events or actions described above shall be payable by Seller to Buyer, and shall be additional Obligations under this Agreement secured by the Collateral. With respect to any amount paid by Buyer and required to be reimbursed by Seller pursuant to the provisions of this Section 4.5(b), Seller agrees that

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Buyer may (i) charge to and withdraw from the Reserve Account such unpaid amount until Buyer has been paid the unpaid amount in full, and/or (b) deduct such unpaid amount from all proceeds of all Receivables then in the possession of Buyer or received by Buyer in the future until Buyer has been paid the unpaid amount in full, and/or (c) require Seller to reimburse Buyer immediately in cash.

4.5(c) Additional Fees and Expenses. Seller shall pay for and/or reimburse Buyer for such additional fees and expenses described in Item 19 of the Schedule of Additional Terms.

4.6.Manner of Payments to Seller. All payments by Buyer to Seller, and all payments from Seller to Buyer, will be effected by ACH transfer or by wire transfer. In order to accommodate ACH transfers, Seller hereby authorizes Buyer to initiate electronic debit or credit entries through the ACH system to Seller’s Account or any other deposit account maintained by Seller wherever located. Seller shall execute all agreements, documents and instruments required by Seller’s bank to implement ACH transfers by Buyer. Seller may only terminate this authorization by giving Buyer the sooner to occur of (i) thirty (30) days prior written notice of termination, or (ii) payment in cash and full satisfaction of all Obligations.

5.Repurchase or Replacement of Purchased Receivables; Reserve Account.

5.1.Repurchase or Replacement. Buyer will have immediate recourse against Seller, and may, at Buyer’s option and in Buyer’s reasonable discretion (i) require that Seller repurchase a Purchased Receivable from Buyer in an amount equal to the amount of the Initial Payment and the then-due Variable Discount applicable to such Purchased Receivable, on demand, (ii) require that Seller replace a Purchased Receivable with an Eligible Receivable in a Gross Amount no less than the Gross Amount of such Purchased Receivable, or (iii) charge to and withdraw from the Reserve Account the amount of the Initial Payment and the then-due Variable Discount applicable to such Purchased Receivable until Buyer has been repaid the amount of the Initial Payment and such Variable Discount in full, or (iv) deduct the amount of the Initial Payment and the then-due Variable Discount applicable to such Purchased Receivable from all proceeds of all Receivables then in the possession of Buyer or received by Buyer in the future until Buyer has been repaid the amount of the Initial Payment and the Variable Discount applicable to such Purchased Receivable in full, if:

5.1(a) such Purchased Receivable (or any portion thereof) is a Disputed Receivable when tendered to Buyer for sale, or becomes a Disputed Receivable prior to Buyer’s receipt of payment in full thereof (specifically including any Purchased Receivable that is not paid in full prior to the Presumed Dispute Date); or

5.1(b) (i) it is discovered that such Purchased Receivable was not an Eligible Receivable, or was an Ineligible Receivable, when tendered to Buyer for sale, or (ii) such Purchased Receivable becomes an Ineligible Receivable prior to Buyer’s receipt of payment in full thereof; or

5.1(c) any goods relating to a Purchased Receivable are returned to or repossessed by Seller; or

5.1(d) (i) Seller has breached any of its representations, warranties or covenants with respect to such Purchased Receivable, or (ii), or (iii) there is any material deficiency, error or inaccuracy in connection with a Purchased Receivable; or

5.1(e) upon the occurrence of an Event of Default, or upon the effective date of termination of this Agreement, in which case Buyer may demand that Seller repurchase all Purchased Receivables; or

5.1(f) if any of the conditions described in Item 14 of the Schedule of Additional Terms have occurred.

5.2.Buyer’s Acceptance of Credit Risk. For purposes of clarity and confirmation, Buyer accepts all risks of non-payment with respect to a Purchased Receivable, in whole or in part, if such non-payment is solely the result of an Insolvency Claim with respect to the Account Debtor relating to such Purchased Receivable.

5.3.No Reassignment. The repurchase of a Purchased Receivable shall not constitute a reassignment thereof; Buyer shall retain its Security Interest in such repurchased Purchased Receivable; and in addition to the amounts payable by Seller to Buyer described in Section 5.1, Seller shall be liable to pay and shall immediately pay to Buyer an amount equal to all fees, costs and expenses owing to Buyer in connection therewith, until all such amounts are paid to Buyer in full. In the case of Seller’s replacement of a Purchased Receivable with an Eligible Receivable pursuant to the terms of this Section 5, Buyer shall not be required to make any Initial Payment with respect to such replacement Eligible Receivable and Buyer shall assign to Seller the subject Purchased Receivable being replaced.

5.4.Reserve Account. Buyer may, in Buyer’s sole discretion, establish an account (the “Reserve Account”) in such amount as Buyer shall determine from time to time in Buyer’s reasonable discretion to fund any actual or projected shortfall with respect to Variable Discounts, to pay to and reimburse Buyer for any Overadvance pursuant to Section 3, to reserve against Buyer’s additional risks relating to an Account Debtor’s Purchased Receivables exceeding the Concentration Limit, to fund any repurchase of a Purchased Receivable pursuant to Section 5.1, to pay for any proceeds of Receivables credited to the account of Seller that are not paid to or credited to Buyer pursuant to Section 6.3, to pay to and reimburse Buyer for any Disputed Receivable pursuant to Section 8.2, to repurchase Purchased Receivables and pay the Obligations in full following an Event of Default as provided in Paragraphs 9.2(a) and 9.2(b), for the payment of fees, costs and expenses payable to Buyer pursuant to the terms of this Agreement, such other purposes as described in this Agreement. The Reserve Account shall be funded from the proceeds of Purchased Receivables received by Buyer, and may, in Buyer’s sole discretion, be applied against and withheld from one or more Initial Payments and/or one or more Residual Payments with respect to Purchased Receivables until the Reserve Account has been fully funded. Any withdrawal from the Reserve Account by Buyer pursuant to the terms of this Agreement may, in Buyer’s sole discretion, be re-funded by applying against and withholding from one or more Initial Payments and/or one or more Residual Payments with respect to Purchased Receivables until the Reserve Account has been fully funded.

6.Administration and Servicing of Accounts.

6.1.Lockbox; Collection Account. Buyer has established a lockbox for the processing of checks and other tangible Collections (as further described in Item 15 of the Schedule of Additional Terms; the “Lockbox”) and an account for the collection of Collections whether from the Lockbox or directly from Account Debtors (as further described in Item 16 of the Schedule of Additional Terms; the “Collection Account”). Seller shall instruct all of its Account Debtors that may generate Eligible Receivables on Seller’s invoices to forward all checks and other tangible Collections to the Lockbox, and all ACH, wire transfers, and other electronic Collections to the Collection Account, without setoff or other deduction. Buyer may change the Lockbox and/or Collection Account at any time upon written notice to Seller. Seller shall require each of its Account Debtors making a payment of a Purchased Receivable by check or other instrument to make such check or instrument payable to the order of (a) Seller, or (b) Buyer, or (c) Seller and Buyer jointly. Collected funds in the Lockbox shall be deposited into the Collection Account, and funds in the Collection Account will be deposited into Buyer’s Account, at such times and in such amounts as directed by the operating procedures of the financial institution with which the Lockbox and Collection Account have been established.

6.2.Payments in Trust. If Seller receives Collections or other Proceeds of Purchased Receivables, such Collections and Proceeds (a) shall be received by Seller and held by Seller in trust for Buyer, (b)

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will not be commingled with any funds of Seller, and (c) will be delivered by Seller to Buyer, in precisely the form received (except for the endorsement or assignment of Seller where necessary), by the close of business on the next Business Day following receipt by Seller. Seller shall cause all Persons processing or collecting any credit card payments or proceeds of Purchased Receivables on behalf of Seller to deliver such payments or proceeds to the Collection Account promptly, but not less frequently than once every week.

6.3.Crediting of Collections. All funds credited to Seller’s account are conditional upon final payment to Buyer in cash or solvent credits of the items giving rise to such funds. If any Collections or other item credited to the payment of any Purchased Receivable, or to Seller’s account for any other Receivable which has been paid by Buyer to Seller, is not paid to Buyer, the amount of any credit given for such item shall be charged to Seller’s account whether or not the item is returned, and Buyer may (a) charge to and withdraw from the Reserve Account the amount of such unpaid amount until Buyer has been paid the unpaid amount in full, and/or (b) deduct such unpaid amount from all proceeds of all Receivables then in the possession of Buyer or received by Buyer in the future until Buyer has been paid the unpaid amount in full. For the purpose of crediting funds to Seller’s account, Buyer shall credit funds on the date such funds are deposited in and received by the Settlement Account.

6.4.Servicing Agent for Receivables That are Not Purchased Receivables. Seller hereby appoints Buyer as servicing agent for Receivables that are not Purchased Receivables and for which the Collections relating to such Receivables are directed to the Lockbox or the Collection Account. Buyer shall process such Receivables and all Collections relating thereto in a commercially reasonable manner, and shall remit all Collections received by Buyer with respect to non- Purchased Receivables weekly, on the Wednesday, if a Business Day, or otherwise on the immediately following Business Day, following the week in which Buyer receives from the Collection Account the Collections consisting of the proceeds of non-Purchased Receivables.

6.5.Authorization of Buyer. Seller hereby acknowledges that Buyer, at any time and from time to time, may in Buyer’s sole discretion (a) forward directly to Account Debtors statements or invoices on Purchased Receivables, (b) deliver to Account Debtors notice of the assignment of Seller’s Receivables to Buyer (each, a “Notice of Assignment”), (c) request payment of Receivables to the Lockbox, the Collection Account, or to such address or to such bank account as may be designated by Buyer in Buyer’s sole discretion, (d) at any time and without notice to or the consent of Seller, to communicate directly with Seller’s Customers and Account Debtors by whatever means. Buyer shall promptly provide Seller with a copy of any such communication with the Seller’s Customers or Account Debtors; provided, however, under no circumstance shall (i) Buyer’s communication with a Customer or Account Debtor require prior notice to, the consent of, or other action by Seller, and (ii) the delivery or receipt of any such copy of communication with a Customer or Account Debtor constitute a condition to Buyer’s communication therewith. Buyer shall elect for the purpose of verifying Purchased Receivables and information supplied by Seller to Buyer pursuant to this Agreement, (e) to execute in the name of Seller and file any Internal Revenue Service (“IRS”) forms 8821 or other forms which Buyer may deem necessary in order for Buyer to remain informed on Seller’s status with the Internal Revenue Service, (f) pay any sum necessary to discharge any lien, Security Interest or other Encumbrance which is senior to Buyer’s Security Interest in the Collateral, which sums shall be included as Obligations hereunder, (g) extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Purchased Receivables and other Collateral which included a monetary obligation, and discharge or release any Account Debtor or other Obligor with respect to any Purchased Receivable (including filing of any public record releasing any lien, Security Interest or other

Encumbrance granted to Seller by such Account Debtor or other Obligor), without affecting any of the Obligations. Seller further acknowledges that Buyer shall have the sole right to collect, sue for and give releases in the name of Seller or Buyer in Buyer’s sole discretion, for all amounts due on all Purchased Receivables. Seller specifically authorizes Buyer to endorse, in the name of Seller, all checks, drafts, trade acceptances or other forms of payment tendered by Account Debtors in payment of Purchased Receivables deposited in the Lockbox or Collection Account or received by Seller and made payable to Buyer. Buyer shall have no liability to Seller for any mistake in the application of any payment received with respect to any Purchased Receivable other than any such mistake due to Buyer’s gross negligence or willful misconduct, IT BEING THE SPECIFIC INTENT OF THE PARTIES HERETO THAT BUYER SHALL HAVE NO LIABILITY HEREUNDER FOR ITS OWN NEGLIGENCE EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Seller hereby waives notice of nonpayment of any Purchased Receivable as well as any and all other notices with respect to such Purchased Receivables, demands or presentations for payment, and agrees that Buyer may extend or renew from time to time the payment of, or vary or reduce the amount payable under or compromise any of the terms of, any Purchased Receivable, in each case without notice to or the consent of Seller. After the occurrence and during the continuation of an Event of Default (i) Seller further authorizes Buyer (or its designee) to open and remove the contents of any post office box of Seller or Buyer (or its designee) which Buyer believes contains mail relating to Purchased Receivables, and in connection therewith or otherwise, to receive, open and dispose of mail addressed to Seller which Buyer believes may relate to Purchased Receivables, and (ii) Seller hereby irrevocably appoints Buyer (and any employee, agent or other person designated by Buyer, any of whom may act without joinder of the others) as Seller’s attorneys-in-fact and agents, in Seller’s name, place and stead, to take all actions, execute and deliver all notices, negotiate such instruments and other documents, as may be necessary or advisable to permit Buyer (or its designee), to take any and all of the actions described in this Section 6.5 or as a Secured Party as permitted by the terms of this Agreement or the UCC with respect to the Purchased Receivables and other Collateral, or to carry out the purpose and intent hereof, as fully and for all intents and purposes as Seller could itself do, and hereby ratifies and consigns all that said attorneys-in- fact and agents may do or cause to be done by virtue hereof. This power of attorney is irrevocable and deemed coupled with an interest.

6.6.Field Examinations and Inspections. Seller shall permit Buyer and any authorized representatives designated by Buyer, upon reasonable notice to Seller and during Seller’s normal business hours, to visit and inspect any of the properties of Seller, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances, and business with its officers at such times during normal business hours and as often as Buyer requests. Buyer may, at any time after the occurrence of an Event of Default, review, inspect and copy all records, files and books relating to Purchased Receivables and the other Collateral located at Seller’s premises or otherwise under the control of Seller.

7.Collateral and Security Interest.

7.1.Grant of Security Interest in Collateral. As security for the final and indefeasible payment to Buyer in cash and performance of Seller’s obligations (including but not limited to the repurchase of Purchased Receivables pursuant to the terms hereof), liabilities, indemnification obligations and duties to Buyer under the terms of this Agreement (collectively, the “Obligations”) in full, Seller hereby pledges to Buyer, and grants to Buyer a continuing general lien upon and Security Interest in and to the Collateral. The pledge, lien and Security Interest granted to Buyer pursuant to this Agreement shall continue in full force and effect until (a) all Purchased Receivables have been paid in cash to Buyer in full pursuant to the terms hereof, (b) all Obligations have been finally and indefeasibly paid to Buyer in

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cash and performed in full, and (c) Seller has provided to Buyer a fully executed Termination Release, notwithstanding the termination of any other Factoring Document (in whole or in part), the termination of Buyer’s offer to purchase Receivables under this Agreement or any other agreement, document or instrument by or between Seller and Buyer, or the repurchase of any Receivable by Seller. Any balances to the credit of Seller in the possession of Buyer, and any other property or assets of Seller in the possession of Buyer, shall be held by Buyer as Collateral, and applied in whole or partial satisfaction of the Obligations when due, subject to the terms of this Agreement. Notwithstanding the foregoing, Seller and Buyer acknowledge and agree that all Purchased Receivables shall become the property of Buyer upon the date of purchase thereof by Buyer. Seller will execute and deliver to Buyer security agreements, assignments (including, without limitation, assignments of specific Accounts), and other documents and instruments as Buyer may at any time reasonably request to establish, evidence, attach, perfect, or protect any security interest, pledge, lien, charge, mortgage or other encumbrance granted to Buyer pursuant to this Agreement or any other document between Buyer and Seller or instrument delivered to Buyer in connection therewith. Seller authorizes Buyer to file all financing statements, and all continuations or amendments thereof, and deliver, with or without Seller’s execution thereof, any Notice of Assignment to Seller’s Customers and Account Debtors as Buyer determines in Buyer’s sole discretion, to establish, evidence attach, perfect or protect any security interest, pledge, lien, charge, mortgage or other encumbrance granted to Buyer in the Collateral, and specifically acknowledges is authorization of Buyer to have filed any such financing statements prior to the date of this Agreement. Seller agrees that subject to Seller’s rights under Section 9-509(d)(2) of the UCC, Seller is not and shall not be authorized to file any financing statement or amendment, termination or corrective statement with respect to any financing statement filed by Buyer, or with respect to any continuation or amendment thereof, without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion. Seller will perform any and all actions requested by Buyer in Buyer’s sole discretion to establish, attach, perfect or protect any security interest, pledge, lien, charge, mortgage or other encumbrance of Buyer in Inventory, including without limitation, placing and maintaining signs, appointing custodians, maintaining stock Records and transferring Inventory to warehouses. In addition to all other rights and remedies granted to Buyer pursuant to the terms of this Agreement, Buyer shall possess all rights and remedies of a “Secured Party” (as such term is defined in the UCC) under and pursuant to the terms and provisions of the UCC.

7.2.Security Agreement. Seller acknowledges and agrees that this Agreement shall constitute a “Security Agreement” for purposes of the UCC.

7.3.Security Acknowledgment. Notwithstanding the creation and grant of the above Security Interest in favor of Buyer hereunder, the relationship of the Buyer and Seller shall be that of a purchaser and seller of Receivables and Accounts, and not that of a lender and borrower.

8.Representations, Warranties and Covenants by Seller.

8.1.Seller Representations, Warranties and Covenants. As an inducement for Buyer to enter into this Agreement, Seller represents and warrants that the following statements are true and correct, and that the same will remain true and correct, and will comply with each covenant and other agreement of Seller below, for so long as any of the Obligations or any other amount remains owing to Buyer hereunder (whether by Seller or an Account Debtor):

8.1(a) Receivables Representations and Warranties. As of the date of assignment of an Eligible Receivable to Buyer: to the best of Seller’s information and knowledge such Customer’s or Account Debtor’s business is solvent; Seller is, at the time of purchase by Buyer, Seller is the lawful owner of and has good and undisputed title to each Eligible Receivable; at the time of purchase by Buyer no Customer has or shall have any right of set-off, abatement or reduction whatsoever in respect of any Purchased Receivable unless Buyer has been provided written notice by Seller of any such set-off, abatement or reduction prior to delivery of the Initial Payment with respect to such Purchased Receivable to Seller; each Purchased Receivable is an accurate statement of indebtedness by the respective Customer or Account Debtor to Seller for a certain sum which is due and payable as provided in Seller’s invoice relating to such Purchased Receivable; each Purchased Receivable is an accurate statement of a bona fide sale, delivery and acceptance of merchandise or performance of service by Seller to the respective Customer or Account Debtor, or other good and valid liability of the Customer or Account Debtor in question to the Seller; each Purchased Receivable is current and not past due as of the date of purchase by Buyer, has not been paid by or on behalf of the Customer or Account Debtor in whole or in part, and, to Seller’s knowledge is not, and will not be, subject to any dispute, rescission, set-off, recoupment, defense or claim by the respective Customer or Account Debtor, whether relating to price, quality, quantity, workmanship, delay in delivery, set off, counterclaim or otherwise; to Seller’s knowledge the Customer or Account Debtor with respect to a Purchased Receivable has not and will not claim any defense of any kind or character (other than in connection with an Insolvency Claim arising after the date of sale of such Receivable to Buyer hereunder) against payment of such Purchased Receivable, and; Seller does not own, control or exercise dominion over, in any way whatsoever, the business of any Customer or Account Debtor in respect of a Purchased Receivable; and

8.1(b) Covenants of Seller. Seller will not, under any circumstances or in any manner whatsoever, interfere with any of Buyer’s rights under this Agreement; Seller will not request, notify or direct any Customer or Account Debtor to remit payments for Purchased Receivables to any address or account other than the Lockbox or Collection Account or otherwise interfere with Buyer’s payment directions as provided in the Notice of Assignment executed by Buyer; Seller will place on each invoice to each customer of Seller to be assigned to Buyer pursuant to this Agreement only payment instructions to the Lockbox and the Collection Account; Seller will not offer any Receivable to Buyer for purchase that is not an Eligible Receivable, and by offering any Receivable to Buyer, Seller shall be deemed to have represented and warranted that such Receivable is an Eligible Receivable; Seller will discharge all taxes, levies or assessments imposed upon it or incurred by it in the operation of its business as and when same become due; Seller will not change or modify the terms of the original invoice issued in connection with a Purchased Receivable with a Customer or Account Debtor unless Buyer first consents to such change in writing in Buyer’s sole discretion; Seller will not permit any lien, Security Interest or Encumbrance to be created upon its Accounts or other Collateral except for such liens, Security Interests or other Encumbrances to which Buyer consents in writing in advance in its sole discretion; provided, however, Seller shall be permitted to sell to and to factor with any a third party of Seller’s choosing any Receivable not purchased by Buyer, and Buyer will use commercially reasonable efforts to negotiate and consummate an intercreditor agreement in form and content acceptable to Buyer in Buyer’s reasonable discretion with each such third party relating to Buyer’s and such third party’s Security Interests, liens, Encumbrances and rights in and to Receivables, Purchased Receivables and Receivables purchased by such third party; Seller will maintain such insurance covering Seller’s business and/or Seller’s property as is customary for businesses similar to the business of Seller and, at the request of Buyer, name Buyer as a loss payee of such insurance; Seller shall immediately notify Buyer of any dispute between a Customer or an Account Debtor and Seller; Seller shall give prompt notice to Buyer if goods relating to a Purchased Receivable are returned to or repossessed by Seller;

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Seller will notify Buyer in writing prior to any change in Seller’s place of business, or if Seller has or acquires more than one place of business, or prior to any change in Seller’s chief executive office, the office or offices where Seller’s books and records concerning Accounts or accounts receivable are kept; and Seller will notify Buyer at least sixty (60) calendar days in advance of any proposed change of Seller’s name, identity, legal entity or corporate structure.

8.2.Seller Notification; Disputed Receivables. Seller agrees to notify Buyer immediately of any breach by Seller of any representation, warranty or covenant of Seller contained herein or should any representation, warranty or agreement made herein become untrue or false at any time. Seller further agrees to notify Buyer immediately of the existence of any Disputed Receivable, the assertion by any Customer or Account Debtor of any dispute or other claim (including any defense or offset asserted by any Customer or Account Debtor) with respect to any Purchased Receivable, or with respect to any related goods or services. Upon Buyer’s request, Seller agrees to settle, at its own expense and for the benefit of Buyer, any Disputed Receivable; provided, that any such settlement shall be made only with the prior written consent of Buyer. As to any Disputed Receivable, Buyer shall have the right, in its sole discretion, (a) to settle at the expense of Seller (including all attorneys’ fees and expenses of Buyer) and for the benefit of Buyer any such dispute or claim upon such terms as Buyer may in its sole discretion deem advisable, or (b) to assign the related Purchased Receivable to Seller, without recourse to Buyer, and charge to and withdraw from Reserve Account the unpaid portion of the Initial Payment and the Variable Discount applicable to such Disputed Receivable until Buyer has been repaid the unpaid portion of the Initial Payment and the Variable Discount applicable to such Disputed Receivable in full, or (iv) deduct the unpaid portion of the Initial Payment and the Variable Discount applicable to such Disputed Receivable from all proceeds of all Receivables then in the possession of Buyer or received by Buyer in the future (whether or not Purchased Receivables) until Buyer has been repaid the unpaid portion of the Initial Payment and the Variable Discount applicable to such Disputed Receivable in full. Seller agrees that, in lieu of Buyer charging the unpaid portion of the Initial Payment and the Variable Discount applicable to a Disputed Receivable against the Reserve Account, or against such other funds, Buyer may require Seller to pay (and Seller hereby agrees to pay) to Buyer on demand the unpaid portion of the Initial Payment and the Variable Discount applicable to a Disputed Receivable. A Purchased Receivable with respect to which the Account Debtor has asserted an Insolvency Claim shall not be a Disputed Receivable under the terms of this Agreement.

8.3.Financial Statements; Tax Returns. Seller shall provide to Buyer such financial information of Seller, financial statements of Seller and tax returns of Seller as and at such times as Seller is required to provide such information, statements and returns to the Securities Exchange Commission, and state equivalent thereof, and any federal or state taxing authority. All financial statements delivered to Buyer shall fairly present Seller’s financial condition and results of operations as of the dates and for the periods covered, and shall not contain any material misstatements.

8.4.Deposit Accounts; Buyer Access. Seller will provide Buyer not less than sixty (60) calendar days’ prior written notice prior to opening any Deposit Account or other account at any bank, brokerage firm, Securities Intermediary, Commodities Intermediary, or other financial institution, if such account is to be used by Seller for the receipt of payments of the purchase price for Purchased Receivables hereunder and/or proceeds of Receivables (each, a “Receivables Account”). Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such agreements, documents, and instruments as Buyer deems necessary or desirable in Buyer’s sole discretion, including but not limited to, providing Buyer with all passwords and other information for all of such Receivables Accounts, in order to enable Buyer to have online, view-only access to such Receivables

Accounts, and Seller will not change any such password or directly or indirectly interfere with Buyer’s view-only access to any such Receivables Account during the Term of this Agreement.

8.5.Customer Portal Access. Seller will notify Buyer of each web- based, on-line, virtually hosted and other remotely-accessed platform, portal, account and other site maintained by an Account Debtor for Seller that include information regarding Seller’s delivery of products and/or services to such Account Debtor, such account Debtor’s purchase orders delivered to Seller, Seller’s invoices delivered to such Account Debtor, and/or Seller’s Receivables from such Account Debtor (each, a “Customer Portal”). Seller shall provide Buyer with all passwords, login information and credentials issued to Seller to access each such Customer Portal in order to enable Buyer to have online, view-only access to each such Customer Portal, and Seller will not change any such password, login information or credentials or directly or indirectly interfere with Buyer’s view-only access to any such Customer Portal during the Term of this Agreement.

8.6.Indemnification of Buyer. Seller agrees to indemnify and hold all “Indemnified Persons” (as hereinafter defined) harmless against any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement, and against any claims or damages arising out of the manufacture, sale, possession or use of, or otherwise relating to, goods, or the performance of services, associated with or relating to Receivables, Accounts or related rights purchased (or with respect to which a Security Interest is granted to Buyer) hereunder. The term “Indemnified Persons” shall mean Buyer and its officers, directors, members, managers, shareholders, employees, attorneys, representatives, agents, Affiliates, successors and assigns. To the extent that Seller’s undertaking to indemnify, pay and hold harmless Buyer as set forth in this Section 8.6 may be unenforceable because it violates any law or public policy, Seller shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under this Section 8.6.

8.7.Survival of Representations, Warranties and Covenants. All representations and warranties and covenants of Seller contained in this Agreement shall be true, accurate and complete at the time of Seller’s execution of this Agreement, shall be true, accurate and complete on each date that Seller offers a Receivable for purchase to Buyer, and shall be true, accurate and complete on the date each Receivable is purchased by Buyer hereunder. Seller shall comply with all covenants of Seller contained in this Agreement until (a) all Purchased Receivables have been paid in cash to Buyer in full pursuant to the terms hereof, (b) all Obligations have been finally and indefeasibly paid to Buyer in cash and performed in full, and (c) Seller has provided to Buyer a fully executed Termination Release. Buyer’s right to bring an action for breach of any such representation, warranty or covenant or to exercise any right or remedy under this Agreement based upon the breach of any such representation, warranty or covenant shall survive the execution, delivery and acceptance of this Agreement until the Obligations are finally and indefeasibly paid to Buyer in cash and performed in full.

9.Events of Default; Remedies.

9.1.Events of Default. The occurrence of any of the following acts or events will constitute an “Event of Default” under this Agreement: (a) if Seller fails to make payment of any of the Obligations when due; (b) if Seller commits any breach of any of the terms, representations, warranties, covenants, conditions or provisions of this Agreement, or of any present or future amendment, restatement, extension, supplement or other modification hereof or of any other agreement between Buyer and Seller; (c) if Seller becomes insolvent or unable to meet Seller’s debts as they mature; (d) if Seller fails to pay when due any material obligations or liabilities owing by Seller to any Person (including without limitation, any United States and state taxes); (e) if Seller calls, or has called by a third party, a meeting of creditors; (f) if any bankruptcy proceeding, insolvency arrangement, receivership or

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similar proceeding is commenced by or against Seller under any federal, state or other applicable law; (g) if Seller suspends or discontinues doing business for any reason; (h) if a receiver or trustee of any kind is appointed for Seller or any of Seller’s property; (i) if there shall be a change in the beneficial ownership and control, directly or indirectly of the majority of the outstanding voting securities or other interests entitled (without regard to the occurrence of any contingency) to elect or appoint members of the board of directors or other managing body of Seller; or (j) if Seller grants to any Person other than Buyer any lien, Security Interest or other Encumbrance on or to any Collateral; (k) if a notice of lien, money judgment, levy, assessment, seizure or writ, or warrant of attachment is entered or filed against Seller or with respect to the Accounts or any other Collateral in which Seller has granted Buyer a Security Interest; or (l) if Seller sells, leases, transfers or otherwise disposes of all or substantially all of Seller’s property or assets, or consolidates with or merges into or with any corporation or entity.

9.2.Rights and Remedies Upon Event of Default.

9.2(a) Termination of Purchase Obligations; Repurchase of Purchased Receivables. In addition to all other rights and remedies granted to Buyer pursuant to the terms of this Agreement, upon the occurrence and during the continuation of an Event of Default other than as described in Paragraphs (f) or (h) of Section 9.1, Buyer will have the right to (i) require Seller to repurchase all Purchased Receivables then unpaid and outstanding at a price for each such Purchased Receivable equal to the unpaid portion of the Initial Payment made by Buyer thereon and the Variable Discount then owing thereon, and (ii) pay to Buyer all outstanding Obligations and all fees (including the Early Termination Fee, if applicable), costs and expenses due and payable to Buyer, and (iii) terminate all obligations to purchase Receivables pursuant to this Agreement and all other arrangements existing between Buyer and Seller, and (iv) set-off or apply (A) the Reserve Account and any and all proceeds of Receivables and other Collateral then in Buyer’s possession, and/or (B) any indebtedness or other liability or obligation at any time owing by Buyer to or for the credit or the account of Seller, to Buyer’s obligation to repurchase Purchased Receivables and to Seller’s payment of the Obligations then owing by Seller to Buyer hereunder, and (v) to withhold any further payments to Seller until Seller has paid to Buyer all amounts due with respect to Purchased Receivables required to be repurchased by Seller and all Obligations have been to paid in cash to Buyer in full, and (vi) take all other and further actions and avail itself of any and all rights, powers, remedies and privileges available to Buyer under this Agreement, any other agreement between Buyer and Seller or between Buyer and any other Person, and available under law or in equity.

9.2(b) Immediate Repurchase of Purchased Receivables; Obligations Immediately Due. Notwithstanding the provisions of Paragraph 9.2(a) above, upon the occurrence and during the continuance of an Event of Default described in Paragraphs (f) or (h) of Section 9.1, without notice, demand or other action by Buyer (i) Seller shall immediately repurchase all Purchased Receivables then unpaid and outstanding at a price for each such Purchased Receivable equal to the unpaid portion of Initial Payment made by Buyer thereon and Variable Discount then owing thereon, and (ii) all of Seller’s outstanding Obligations to Buyer all fees (including the Early Termination Fee, if applicable), costs and expenses due and payable to Buyer shall immediately become due and payable whether or not payable on demand prior to such Event of Default, and (iii) all of Buyer’s obligations to purchase Receivables pursuant to this Agreement and all other arrangements existing between Buyer and Seller shall immediately terminate, and (iv) Buyer shall set-off or apply (A) the Reserve Account and any and all proceeds of Receivables and other Collateral then in Buyer’s possession, and/or (B) any indebtedness or other liability or obligation at any time owing by Buyer to or for the credit or the account of Seller, to Buyer’s obligation to repurchase Purchased Receivables and to Seller’s payment of the

Obligations then owing by Seller to Buyer hereunder, and (v) to withhold any further payments to Seller until Seller has paid to Buyer all amounts due with respect to Purchased Receivables required to be repurchased by Seller and all Obligations have been to paid in cash to Buyer in full, and (vi) take all other and further actions and avail itself of any and all rights, powers, remedies and privileges available to Buyer under this Agreement, under any Factoring Document, under any other agreement between Buyer and Seller or between Buyer and any other Person, as a Secured Party pursuant to the UCC, and available under law or in equity

9.3.No Notice or Waiver. SELLER WAIVES ANY REQUIREMENT THAT BUYER INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER’S OBLIGATIONS HEREUNDER IN CONNECTION WITH ANY EVENT OF DEFAULT. FURTHER, BUYER’S FAILURE TO CHARGE OR ACCRUE FEES OR DISCOUNTS AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY BUYER OF ITS CLAIM THERETO.

10.Term Termination; Release of Liens.

10.1.Initial Term; Renewal Terms. This Agreement shall be effective on execution hereof by the parties hereto, and unless earlier terminated pursuant to the terms hereof shall have an initial term equal to the “Initial Term” described in Item 20 of the Schedule of Additional Terms, and shall be automatically extended for a period equal to the “Renewal Term” described in Item 21 of the Schedule of Additional Terms (each such period of extension, a “Renewal Term”) unless Seller or Buyer provides written notice to the other party at least sixty (60) calendar days prior to the end of the Initial Term or a Renewal Term, as applicable, of its intention to terminate this Agreement on the end of the Initial Term or a Renewal Term (a “Notice of Scheduled Termination”). The period commencing on the date of this Agreement and continuing until the earlier of (a) the end of the Initial Term, as extended by and together with any Renewal Periods, (b) the earlier termination of this Agreement pursuant to the terms hereof, and (c) an Early Termination Date, shall be referred to as the “Term” of this Agreement. Following the end of the Term of this Agreement (i) all obligations of the parties with respect to any Purchased Receivables previously sold, assigned or transferred to Buyer under this Agreement shall remain in full force and effect until the same have been fully paid to Buyer in cash, together with the full payment in cash to Buyer of all Obligations, fees, costs and expenses payable by Seller to Buyer under this Agreement, and (ii) Buyer shall have no obligation to purchase any Receivables from Seller.

10.2.No Lien Termination without Release. Notwithstanding the termination of this Agreement, the repurchase of all outstanding Purchased Receivables by Seller, or the payment of all Obligations payable by Seller to Buyer pursuant to the terms hereof, Buyer shall not be required to release or discharge, or record or file any financing statement termination or evidence of a discharge or satisfaction of its liens, Security Interest or Encumbrances on the Collateral unless and until Seller and each guarantor of Seller’s Obligations deliver to Seller a fully executed and enforceable general release of claims against Buyer and the Indemnified Parties in form and content acceptable to Buyer in Buyer’s reasonable discretion (the “Termination Release”).

11.General Provisions.

11.1.Governing Law; Jurisdiction; No Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of New York. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN ERIE COUNTY, NEW YORK FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY

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TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

11.2.Rights and Remedies Cumulative. Buyer’s rights, remedies benefits and privileges under this Agreement shall be cumulative and not alternative or exclusive, irrespective of any other rights, remedies benefits and privileges that may be available to Buyer under any other agreement, document or instrument by or between Seller and Buyer, or between Buyer and any other Person, by operation of law or otherwise, and may be exercised by Buyer at such time or times and in such order as Buyer in Buyer’s sole discretion may determine, and are for the sole benefit of Buyer. Buyer’s failure to exercise or delay in exercising any right or remedy shall not (a) preclude Buyer from exercising such right or remedy thereafter, (b) preclude Buyer from exercising any other right or remedy of Buyer, or (c) result in liability to Buyer or Buyer’s affiliates or their respective members, managers, shareholders, directors, officers, partners, employees, consultants or agents.

11.3.Reinstatement.

11.3(a) Buyer’s rights, powers, remedies, benefits and privileges under this Agreement, and the agreements, covenants, liabilities and obligations of the Seller set forth in this Agreement (including, but not limited to, the final and indefeasible payment of an amount equal to the repurchase of the outstanding Purchased Receivables by Buyer and the Obligations of Seller to Buyer in cash and performance of the Obligations in full, and all Security Interests, liens, charges and other Encumbrances granted to Buyer under this Agreement and each other agreement, document or instrument delivered by Seller or any other Person to Buyer), shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of the repurchase of Purchased Receivables by Buyer or payment of the Obligations of Seller to Buyer hereunder or proceeds of any collection action or other enforcement action by Buyer is subsequently invalidated, rescinded, declared to be fraudulent or preferential, set aside, recovered from, or disgorged by Buyer, or is or are required to be returned, refunded, repaid or otherwise restored to Seller, a trustee, receiver or any other Person by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding, or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any other Person, or for or with respect to any property of Seller or any other Person, under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), or otherwise, all as though such payment had not been made.

11.3(b) Furthermore to the extent that Seller or any other Person makes a payment or payments to Buyer with respect to the repurchase of Purchased Receivables or the Obligations payable to Buyer hereunder, or Buyer enforces or forecloses on (as the case may be) any right, power, remedy, benefit, privilege, Security Interest, lien, charge or other Encumbrance, or exercises any right of setoff, granted to Buyer under this Agreement or any other agreement, document or instrument delivered to Buyer in connection herewith, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, rescinded, declared to be fraudulent or preferential, set aside, recovered from, or disgorged by Buyer, or is or are required to be returned, refunded, repaid or otherwise restored to Seller, a trustee, receiver or any other Person by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding, or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any other Person, or for or with respect to any property of Seller or any other Person, under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then, to the extent of such recovery, repurchase of Purchased Receivables and/or the Obligations or part thereof originally intended to be satisfied, or remaining unpaid, as applicable, and all rights, powers, remedies, benefits, privileges, Security Interests, liens, charges and other Encumbrances, granted to Buyer under this Agreement, under any other agreement, document or instrument delivered to Buyer in connection herewith, and under any applicable law, shall be revived and continued in full force and effect (x) as if such payment or payments had not been made or such enforcement or setoff had not occurred, and/or (y) until such payment or payments have been paid to Buyer in cash in full..

11.4.Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns and shall be binding upon the parties, their successors and assigns. Buyer shall have the right, without the necessity of any consent, authorization or other action by Seller, to sell, assign, securitize or grant participations in all or a portion of Buyer’s interest in the Purchased Receivables and the transactions described herein to other financing parties and/or financial institutions of Buyer’s choice and on such terms as are acceptable to Buyer in Buyer’s sole discretion. Seller shall not assign, exchange or otherwise hypothecate any rights, liabilities or obligations under this Agreement, in whole or in part, without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion, and any attempted assignment, exchange or hypothecation without Buyer’s written consent shall be void and be of no effect.

11.5.Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

11.6.Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

11.7.Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or e- mail (provided, confirmation of receipt is verified by return email from the receiver or by other written means); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. All notices shall be delivered to a party’s address as identified in Item 22 of the Schedule of Additional Terms.

11.8.Strict Performance. The failure or delay by Buyer at any time to require Seller’s strict compliance with or performance of any provision of this Agreement shall not waive, affect, impair or diminish any right of Buyer thereafter to demand Seller’s strict compliance with and performance of such provision. Any suspension or waiver by Buyer of any Event of Default shall not suspend, waive or affect any other Event of Default, whether the same is prior or subsequent to such

01 Culain - Precipio Factoring Agreement Execution Copy.docx	Page 8

suspension or waiver and whether of the same or a different type. No failure or delay on the part of Buyer in the exercise of any right, power, remedy, benefit or privilege of Buyer hereunder or under any of the other agreements, documents or instruments delivered to Buyer in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, remedy, benefit or privilege preclude other or further exercise thereof or of any other right, power, remedy, benefit or privilege.

11.9.Construction of Agreement. The parties hereto agree that the terms, provisions and language of this Agreement were the result of negotiations between the parties, and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over the construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.10.Buyer’s Performance. Buyer shall not be responsible for any failure of any Initial Payment, Residual Payment or payment of any other amount by Buyer to Seller pursuant to the terms of this Agreement to be credited to any account of Seller (i) if such failure is caused by conditions beyond Buyer’s control including, but not limited to Acts of God, restrictions of Governmental Units (including the denial or cancellation of any necessary license, registration or permit), wars, insurrections, or interruptions of telephone service or internet access caused by a service provider or resulting from the failure of a service provider’s equipment, software or personnel, and (ii) if such failure is not caused by or due to an event, occurrence or condition described in clause (i) immediately above, unless such failure is caused by or due to Buyer’s gross negligence or willful misconduct.

11.11.Entire Agreement; Amendments; Buyer’s Consent. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between Buyer and Seller with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions between Buyer and Seller, whether express or implied, oral or written, with respect to the subject matter hereof. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. No amendment or waiver of any provision of this Agreement, nor consent to any departure by Seller therefrom, shall in any event be effective unless the same shall be Authenticated by Buyer in a Record, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.12.Execution in Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or .pdf signature.

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01 Culain - Precipio Factoring Agreement Execution Copy.docx	Page 9

IN WITNESS WHEREOF, each party has caused its signature to this Agreement to be duly executed as of the date first written above.

SELLER:

PRECIPIO, INC.

By:
Name:	Ilan Danieli
Its:	CEO

BUYER:

CULAIN CAPITAL FUNDING LLC

By:
Name:	Joseph Heim
Its:	CCO

[Signature Page to Culain – Precipio Factoring Agreement]

SCHEDULE OF ADDITIONAL TERMS

Item 1. Purchased Receivable Limit. Means, at any time, Two Million and 00/100 Dollars ($2,000,000.00).

Item 2. Overadvance Fee. Means a daily fee equal to the unpaid portion of any Overadvance multiplied by five hundredths of one percent (0.05%) for each calendar day such Overadvance, or any portion thereof, remains unpaid.

Item 3. Additional Ineligible Receivable Criteria. In addition to the criteria for treating any Receivable as an Ineligible Receivable described in the definition of “Ineligible Receivables” contained in the Definitions Schedule, without limiting Buyer’s discretion to purchase or refrain from purchasing any Receivable, Buyer may treat any Receivable as an Ineligible Receivable if:

•Unless otherwise agreed to in writing in advance by Buyer, such Receivable provides for payment terms in excess of (i) net sixty (60) days in the case of Thermo, or (ii) net seventy five (75) days in the case of McKesson.

•The face amount of such Receivable, or Receivables, arising from a sale or sales to a single Customer or Account Debtor, exceed or exceeds, in the aggregate, an amount equal to twenty five percent (25%) of the aggregate unpaid amount of Purchased Receivables from all Account Debtors outstanding at such time; provided, however, with respect to McKesson and Thermo Fisher Scientific Inc, Buyer acknowledges that Receivables from McKesson and/or Thermo shall exceed twenty-five percent (25.0%) and may separately or collectively equal one hundred percent (100%) of the aggregate amount of Purchased Receivables of Seller. Buyer shall periodically review Receivables and Purchased Receivables from McKesson and/or Thermo and shall, in Buyer’s reasonable discretion, place and adjust such limits on the percentage that Purchased Receivables from McKesson and/or Thermo may be in comparison to the aggregate amount of all Purchased Receivables in Buyer’s reasonable discretion from time to time. Buyer will promptly notify Seller of the placement or adjustment of the permitted concentration percentage of McKesson and/or Thermo Receivables promptly after Buyer’s determination of the same; or

•Such Receivable or Receivables are from a Customer or an Account Debtor if more than twenty five percent (25%) percent of such Customer’s or Account Debtor’s outstanding Receivables are sixty (60) or more calendar days past due.

Item 4. Collateral. Means all of Seller’s right, title and interest in and to the following, wherever located and whether owned on the date of this Agreement or thereafter acquired, whether owned or held by Seller or by any other Person in any manner for such Seller’s account (and specifically includes all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of all of the following): (a) Accessions, Accounts (including without limitation all unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of any or all of the Collateral), Certificates of Title, Chattel Paper, Commercial Tort Claims (specifically including all Commercial Tort Claims arising from or in connection with the matters described in the attached Disclosure Schedule), Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Health-care-insurance-receivables, Instruments, Inventory, Investment Property, Leases, Letter-of-Credit Rights, Money, Securities Accounts, Software and Supporting Obligations, (b) all books and records pertaining to any of the foregoing (including but not limited all to all tangible books and records, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, writings, plans, specifications, schematics Customer lists, credit files, computer programs, printouts and other computer materials and records of Seller pertaining to any of the items or subject matter described in this Item 4), (c) all Proceeds and products of any of the foregoing, (d) all collateral security and guaranties given by any Person with respect to any of the foregoing, and (e) all property subject to any lien, Security Interest or Encumbrance in favor of Seller.

Item 5. Funding Request Additional Information. N/A

Item 6. Funding Request Deadline. Means 11 a.m. Eastern Time on a Business Day.

Item 7. Initial Payment Rate. Means up to eighty five percent (85.00%) of the lesser of the Gross Amount or Net Amount of a Purchased Receivable.

Item 8. Fixed Discount. Means an amount equal to one and twenty-five hundredths percent (1.25%) of the Gross Amount or Net Amount of a Purchased Receivable, as applicable, used to determine the Initial Payment with respect to such Purchased Receivable, which Fixed Discount shall apply to the Purchased Receivable during the Fixed Discount Period.

Item 9. Fixed Discount Period. Means the thirty (30) calendar day period commencing on the date of the Initial Payment.

Item 10. Variable Discount. Means an amount equal to the Gross Amount or Net Amount of a Purchased Receivable, as applicable, used to determine the Initial Payment with respect to such Purchased Receivable multiplied by a daily percentage rate equal to forty-two thousandths percent (0.042%), commencing on the first (1st) calendar day after the end of the Fixed Discount Period with respect to such Purchased Receivable, and continuing for each calendar day in which a Purchased Receivable remains unpaid, in whole or in part, and ending on the Payment Credit Date with respect to which Buyer receives and deposits the full proceeds of Collections for such Purchased Receivable in an aggregate amount equal to the Gross Amount or Net Amount of a Purchased Receivable, as applicable, used to determine the Initial Payment with respect to such Purchased Receivable in Buyer’s Account; provided, however, with respect to each Purchased Receivable, or portion thereof, that remains unpaid after the Late Payment Date of such Purchased Receivable, the Variable Discount shall be computed at a rate equal to eighty six thousandths percent (0.086%) for each calendar day after the Late Payment Date. The Variable Discount shall continue to be charged on the amount of any Collections credited to the payment of any Purchased Receivable until the Payment Credit Date with respect to such Collections.

Item 11. Late Payment Date. For a Purchased Receivable means ninety (90) calendar days after the date of the invoice relating to such Purchased Receivable.

Item 12. Purchased Receivable Approval Period. Means the five (5) consecutive calendar day period commencing on the date the invoice upon which a Purchased Receivable is based.

Schedule of Additional Terms	Page 11

Item 13. Concentration Limit. Twenty five percent (25.00%); provided, however, see the 2nd bullet point under Item 3, “Additional Ineligible Receivable Criteria”, above

Item 14. Additional Repurchase Events. In addition to the events and conditions described in Section 5.1 of this Agreement, upon the occurrence of any of the following conditions the Buyer shall have the right to require Seller to repurchase any Purchased Receivable pursuant to the terms of Section 5.1 of the Agreement: N/A

Item 15. Lockbox Information. Seller shall instruct Account Debtors on Seller’s invoices to forward all checks and other tangible Collections to the following Lockbox:

CULAIN CAPITAL FUNDING LLC

PO BOX 74421

CLEVELAND OH 44194-0002

Re: PRECIPIO, INC.

Item 16. Collection Account Information. Seller shall instruct Account Debtors on Seller’s invoices to forward all ACH, wire transfers, and other electronic Collections to the following Collection Account:

Beneficiary Bank Name:	KEYBANK, NATIONAL ASSOCIATION
4910 TIEDEMAN ROAD
BROOKLYN OH 44144
Bank ABA:	021300077
Bank SWIFT:	KEYBUS33
Beneficiary Name:	CULAIN CAPITAL FUNDING LLC
Beneficiary Address:	1780 WEHRLE DRIVE, SUITE 101 BUFFALO, NY 14221
Beneficiary Account No.	329681394865
Ref:	PRECIPIO, INC.

Item 17. Misdirected Payment Fee. Means an amount equal to fifteen percent (15%) of the amount of any payment on account of a Purchased Receivable that has been received by Seller and not delivered in kind to Buyer within two (2) Business Day(s) following the date of receipt by Seller.

Item 18. Misdirected Payment Waiver Period. Means the sixty (60) consecutive calendar day period commencing on the date of execution of this Agreement.

Item 19. Additional Fees and Expenses. In addition to all other fees, costs and expenses to be paid by Seller or reimbursed by Seller to Buyer as described in this Agreement, Buyer shall pay the following fees, costs and expenses as follows:

•Early Termination Fee. Means, in the event of an uncured Event of Default resulting in the termination of this Agreement or due to a Seller Early Termination, a fee in an amount to be paid by Seller to the Buyer equal to the Purchased Receivable Limit multiplied by one and twenty-five hundredths percent (1.25%).

•Missing Notation Fee. A fee equal to fifteen percent (15%) of the Gross Amount of any Purchased Receivable if the related invoice is sent by Seller to a Customer or an Account Debtor which does not provide for payment to the Lockbox and/or to the Collection Account.

•Minimum Volume Fee. A fee equal to the amount by which the sum of (i) aggregate Initial Discounts, plus (ii) aggregate Variable Discounts, plus Concentration Fees earned in any month (prorated for partial months) is less than Two Thousand Dollars ($2,000.00), to be paid on the first day of the following month.

•Concentration Fee. A fee payable to Buyer equal to one and twenty-five hundredths percent (1.25%) of the face amount of each invoice representing a Purchased Receivable from an Account Debtor in excess of the Concentration Limit.

•Inspection/Field Examination Expenses. In connection with Buyer’s exercise of its rights under Section 6.6 of this Agreement Seller shall be liable for and promptly reimburse Buyer for all fees, costs and expenses associated with periodic field examinations and inspections of Buyer’s books and records, the Receivables and/or other Collateral performed by Buyer and/or Buyer’s agents, all as deemed necessary by Buyer in its reasonable discretion.

Item 20. Initial Term. The twelve (12) consecutive month period ending on the anniversary date of the date of this Agreement.

Item 21. Renewal Term; Renewal Terms. A period of twelve (12) consecutive months commencing immediately after the end of the Initial Term, or a Renewal Term, as applicable.

Item 22. Notice Address:

If to Buyer:

Culain Capital Funding LLC

1780 Wehrle Drive

Suite 101

Williamsville, NY 14221

Attn: Joseph A. Heim, Chief Credit Officer

Tel: (716) 919-1322

Email: jheim@culaincapital.com

Schedule of Additional Terms	Page 12

If to Seller:

Precipio, Inc.

4 Science Park, 3rd Floor

New Haven, CT 06511

Attn: Mr. Ilan Danieli

Tel: 203.787.7888 ex. 536

Email: idanieli@precipiodx.com

Schedule of Additional Terms	Page 13

DEFINITIONS SCHEDULE

“Account Debtor’s Credit Limit” means the maximum amount of uncollected Purchased Receivables established by Buyer from time to time in Buyer’s reasonable discretion with respect to an Account Debtor. An Account Debtor’s Credit Limit will be displayed in the Client Portal.

“Business Day” means a day of the week other than a Saturday, Sunday, or a holiday under which banks located in the State of New York are required or permitted to be closed.

“Client Portal” is defined in Section 2.2.

“Collateral” means the property of Seller securing Seller’s Obligations under this Agreement for the payment of fees, costs, expenses and all other amounts payable to Buyer pursuant to the terms of this Agreement, and is further defined in Item 4 of the Schedule of Additional Terms.

“Collections” means: all checks, drafts, notes, acceptances, cashier’s checks, bank checks, payment orders or other tangible forms of payment in payment of a Receivable; all ACH credit entries, wire transfers, other acceptable forms of electronic payment or other forms of cash payment made in payment of a Receivable; all Proceeds of all Letters of Credit securing a Receivable; all insurance claims and all other amounts payable in respect of a Receivable; and, all Proceeds of Collateral received by Buyer in Buyer’s Account.

“Concentration Limit” means for an Account Debtor, if at any time the aggregate outstanding uncollected amount of all Purchased Receivables from such Account Debtor exceeds (i) the Concentration Limit as described in Item 13 of the Schedule of Additional Terms, multiplied by (ii) the aggregate outstanding uncollected amount of all Purchased Receivables at such time.

“Customer” means Seller’s customer to whom Seller provides goods and/or services that serves as the basis for a Receivable.

“Disputed Receivable” means any Receivable that on the date of when tendered to Buyer for sale is, or any Purchased Receivable that becomes, subject to any claim by a Customer or Account Debtor against Seller, of any kind whatsoever, valid or invalid, that may reduce the amount collectible from such Customer or Account Debtor in respect of such Receivable, including any dispute or claim, bona fide or otherwise, as to price, terms, quantity, quality, delivery, or any cause or defense to payment of such Receivable whatsoever, and shall also include any Purchased Receivable that (i) has not been approved by the respective Customer or Account Debtor, or has not been verified or confirmed by Buyer to Buyer’s reasonable satisfaction, by the end of the Purchased Receivable Approval Period, or (ii) that has not paid to Buyer in full by the Presumed Dispute Date. Buyer shall be under no obligation to determine or verify the bona fides or veracity of any claim, dispute or other allegation of a Customer, Account Debtor or Seller with respect to a Disputed Receivable.

“Eligible Receivable” means a Receivable arising out of a sale in the ordinary course of Seller’s business in respect of which all of the representations and warranties set forth in this Agreement with respect to Eligible Receivables are true and accurate, and that is acceptable to Buyer in Buyer’s reasonable discretion.

“Factoring Documents” means, collectively, this Agreement and all other agreements, documents and instruments executed and/or delivered to Buyer in connection with the transactions contemplated by this Agreement, including but not limited to all guarantees, validity agreements, resolutions and other items, as each of the foregoing may be amended, restated, extended, supplemented or otherwise modified from time to time.

“Fixed Discount” means the initial discount payable to Buyer with respect to a Purchased Receivable as described in Section 4.4, as supplemented by Item 8 of the Schedule of Additional Terms.

“Fixed Discount Period” means the period during which the Fixed Discount shall apply while a Purchased Receivable shall remain unpaid, in whole or in part, as described in Item 9 of the Schedule of Additional Terms.

“Ineligible Receivable” means any Receivable which Buyer determines is not an Eligible Receivable in Buyer’s reasonable discretion, including but not limited to:

•Any Receivable with respect to which the Customer or Account Debtor is an Affiliate of Seller or a director, officer, agent, stockholder, or employee of Seller’s or any of Seller’s Affiliates; and

•Any Receivable which on the date of tender to Buyer is, or that any time prior to the full payment thereof becomes, a Disputed Receivables or with respect to which there is any dispute with the respective Customer or Account Debtor;

•Any Receivable with respect to which the Customer or Account Debtor is a person to which Seller is indebted, provided, however, that in Buyer’s sole discretion any such Receivable may be treated as an Ineligible Receivable as to that portion of such Receivable which is less than or equal to the amount owed by Seller to such Person;

•Any Receivable which has been charged back to or repurchased by Seller pursuant to the terms of this Agreement;

•Any Receivable with respect to which the goods or services covered by the invoice relating to such Receivable were shipped to the Customer or Account Debtor or performed for the Customer or Account Debtor, as applicable, prior to or after the date of the invoice giving rise to such Receivable;

•Any Receivable that consists of a sale to a Customer or Account Debtor: on consignment; on any bill and hold basis; on any guaranteed sale, sale or return, sale on approval or other repurchase or return basis; on any billing in advance of shipment or other “pre- billing” basis; or under any payment plan, scheduled installment plan, or other extended payment terms basis;

•Any Receivable that is invoiced in any currency other than United States Dollars;

•If the invoice relating to such Receivable fails to set forth, as the sole authorized address for payment, the address of the “Lockbox” and “Collection Account” as provided in Section 6.1 of this Agreement and as supplemented by Item 15 and Item 16 of the Schedule of Additional Terms, or such other address or account as may be communicated by Buyer to Seller from time to time;

•Receivables related to the permanent placement of a temporary employee without confirmation of employee start date;

•Receivables (or any portion thereof) consisting of amounts owing for finance or service charges;

•Receivables offset by contra accounts (including customer deposits, etc.);

•Receivables issued for future performance (including installations, periodic servicing, etc.);

•Receivables for sales and services under warranty agreements or arrangements to be supplied in the future;

•Receivables for guaranteed sales;

•Receivables from any Customer or Account Debtor that had its check or other payment on a Purchased Receivable returned unpaid;

•Receivables from any Customer or Account Debtor that had a Purchased Receivable submitted for collection;

Definitions Schedule	Page 14

•Receivables from any Customer or Account Debtor that had a claim denied for payment of a Purchased Receivable under a credit insurance policy;

•Receivables for which Buyer’s Security Interest has not

been perfected; and

•Any Receivable treated as an Ineligible Receivable pursuant to the additional criteria described in Item 3 of the Schedule of Additional Terms.

“Initial Payment” means the initial amount paid by Buyer for a Purchased Receivable as described in Article 4 of this Agreement as supplemented by Item 7 of the Schedule of Additional Terms.

“Initial Term” means the initial term of this Agreement as provided in Section 10.1 of this Agreement and as further described in Item 20 of the Schedule of Additional Terms.

“Insolvency Claim” means, if Seller has not breached its representations with respect to the solvency, bankruptcy or financial inability to pay of any Customer or Account Debtor contained in Paragraph 8.1(a) as of the date of sale of such Purchased Receivable to Buyer, any defense or other claim by an Account Debtor to payment with respect to a Purchased Receivable sold to Buyer hereunder arising solely out of (a) the commencement of and continuation of any case by or against such Account Debtor under any provision of the United States Bankruptcy Code, or under any federal, state, local or other applicable law including provisions for reorganizations or liquidations, (b) the appointment of and continuing representation by a receiver, trustee or similar officer for such Account Debtor under any provision of the United States Bankruptcy Code, or under any federal, state, local or other applicable law including provisions for reorganizations or liquidations, (c) such Account Debtor making an assignment for the benefit of its creditors, (d) such Account Debtor calling a meeting of its creditors to obtain any general financial accommodation, (e) such Account Debtor’s suspension of its business as demonstrated to the reasonable satisfaction of Buyer, or (e) the Account Debtor’s insolvency or other financial inability pay such Purchased Receivable as demonstrated to the reasonable satisfaction of Buyer.

“Late Payment Date” is defined in Item 11 of the Schedule of Additional Terms.

“McKesson” means, collectively, McKesson Corporation, a Delaware corporation, and its U.S. affiliates.

“Misdirected Payment Fee” means the fee chargeable to Seller’s account in connection with any Collections with respect to a Purchased Receivable received by Seller which is not delivered to Buyer within such time as described in Item 17 of the Schedule of Additional Terms.

“Misdirected Payment Waiver Period” means the period during which the Misdirected Payment Fee shall not apply to any payments on any Purchased Receivables that are not made to the Lockbox or the Collection Account, as provided in Paragraph 4.5(a), as supplemented by Item 18 of the Schedule of Additional Terms.

“Notice of Assignment” is defined in Section 6.5 of this Agreement.

“Obligations” is defined in Section 7.1 if this Agreement.

“Overadvance Fee” is defined in Item 2 of the Schedule of Additional Terms.

“Payment Credit Date” means the date a payment of Collections with respect to a Purchased Receivable is credited to the account of Buyer for purposes of determining the Variable Discount as follows:

(a)If received by wire transfer: the date of deposit into Buyer’s Settlement Account plus one (1) Business Day

(b)If received by ACH or other acceptable form of electronic payment: the date of deposit into Buyer’s Settlement Account plus two (2) Business Days

(c)If received by check or other physical payment instrument: the date of deposit into Buyer’s Settlement Account plus three (3) Business Days

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Presumed Dispute Date” means, with respect to a Purchased Receivable, the date that is the later of (i) sixty (60) calendar days from the date that payment of such Purchased Receivable is due, and (ii) ninety (90) calendar days from the date of the invoice giving rise to such Purchased Receivable. For purposes of clarity, the Presumed Dispute Date is the date upon which such Purchased Receivable is presumed to be subject to a dispute between Seller and the related Customer or Account Debtor.

“Purchased Receivable” is defined in Section 2.4 of this Agreement.

“Purchased Receivable Approval Period” is defined in Item 12 of the Schedule of Additional Terms.

“Purchased Receivable Limit” means, at any time, the maximum aggregate outstanding face value of Eligible Receivables that Buyer is willing to purchase from Seller pursuant to the terms of this Agreement at such time, as indicated in Item 1 of the Schedule of Additional Terms.

“Receivable” means, with respect to Seller, a right to payment of a monetary obligation, whether or not earned by performance, for goods, inventory or other property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, to McKesson or to Thermo. For purposes of clarity, the term “Receivable” as used in this Agreement shall exclude all rights to payment of Seller with respect to Seller’s provision of goods and/or services in connection with Seller’s clinical testing and related operations.

“Renewal Term” means each period of renewal of this Agreement following the Initial Term as provided in Section 11.1 of this Agreement and as supplemented by Item 21 of the Schedule of Additional Terms.

“Reserve Account” means the account established by Buyer for the payment of fees, costs and expenses payable to Buyer pursuant to the terms of this Agreement, for the payment of any Overadvance, and for the crediting of any Purchased Receivable that no longer is an Eligible Receivable pursuant to the terms of this Agreement, as further described in Section 5.4 of this Agreement.

“Residual Payment” means the amount, if any, payable to Seller with respect to a Purchased Receivable after the Initial Payment has been made to Seller as described in Article 4 of this Agreement as supplemented by Item 8 and Item 10 of the Schedule of Additional Terms.

“Seller Early Termination” means a date on which Buyer receives a notice of termination of this Agreement from Seller other than a Notice of Scheduled Termination, or a date, other than the last day of the Initial Term or a Renewal Term, on which Seller repurchases all outstanding Purchased Receivables, pays all Variable Fees thereon, pays all other Obligations and provides a Termination Release to Buyer without notice or on notice other than a Notice of Scheduled Termination.

“Settlement Account” means Buyer’s account at KeyBank N.A., Buffalo, NY 14221, Account Name: Culain Capital Funding Operating Account; Account No. 329681394840, or such other account as Buyer may advise Seller.

Definitions Schedule	Page 15

“Term” of this Agreement means the Initial Term together with each Renewal Term as provided in Section 10.1 of this Agreement, as supplemented by Item 20 and Item 21 of the Schedule of Additional Terms.

“Termination Release” is defined in Section 10.2 of this Agreement.

“Thermo” means, collectively, Thermo Fisher Scientific Inc., a Delaware corporation, and its U.S. affiliates.

“UCC” means the New York Uniform Commercial Code as in effect on the date of this Agreement, and as may be amended or modified after the date of this Agreement; provided, however, in the event that, by reason of mandatory provisions of law, the rights of Buyer with respect to the collection of any Receivable or Account, or the perfection, the effect of perfection or nonperfection or priority of Buyer’s Security Interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to the rights of Buyer with respect to the collection of any Receivable or Account, or perfection, the effect of perfection or nonperfection or priority of Buyer’s Security Interest in such Collateral.

“Variable Discount” means the discount payable to Buyer with respect to a Purchased Receivable relating to the number of calendar days such Purchased Receivable remains unpaid in full, as described in Section 4.4, as supplemented by Item 10 of the Schedule of Additional Terms.

UCC Definitions. When used in this Agreement:

(a)Article 9 Definitions. The following terms have the same definitions as provided in Section 9-102 of Article 9 of the UCC, but for convenience in this Agreement such terms are capitalized: “Accession”; “Account”; “Account Debtor” (and for purposes of this Agreement, to the extent not included in the UCC definition of Account Debtor, the term “Account Debtor” includes all Persons obligated, directly or indirectly, on any account receivable); “As-extracted Collateral”; “Authenticate” (and all derivations thereof); “Certificate of Title”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Intermediary”; “Consumer Transaction”; “Debtor”; “Deposit Account”; “Document”; “Electronic Chattel Paper”; “Encumbrance”; “Equipment”; “Financing Statement”; “Fixtures” (and the singular “Fixture” may be used in this Agreement”); “General Intangible” (and for purposes of this Agreement, to the extent not included in the UCC definition of General Intangible, the term “General Intangible” includes all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, proprietary and intellectual property rights, labels, trade secrets, trade names, rights of use of any name, advertising matter, registrations, licenses, software, franchises, Customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, security deposits and rights to indemnification, and any property of a similar nature, all goodwill, and all rights, title and interests in and to all of the foregoing); “Goods”; “Governmental Unit”; “Health-care-insurance Receivable”; “Instrument”; “Inventory”; “Investment Property”; “Jurisdiction Of Organization”; “Letter-of-credit Right”; “Obligor”; “Payment Intangible”; “Person Related To”; “Proceeds” (as specifically defined in Section 9-102(a)(64) of the UCC); “Public Organic Record”; “Record” (and for purposes of this Agreement, to the extent not included in the UCC definition of Record, the term “Record” includes all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, writings, plans, specifications, schematics Customer lists, credit files, computer programs, printouts and other computer materials and records of a Person, wherever located and whether in the custody of such Person or in the custody another Person for their benefit); “Registered

Organization”; “Secondary Obligor”; “Secured Party”; “Security Agreement”; “Software”; “State”; and “Supporting Obligation”;

(b)Article 8 Definitions. The following terms have the same definitions as provided in Article 8 of the UCC (specifically including Section 8-102 and the provisions and principals of Section 8-103 of the UCC), but for convenience in this Agreement such terms are capitalized: “Financial Asset” (and the plural “Financial Assets” may be used in this Agreement”); “Securities Account”; “Securities Intermediary”; “Security” (and the plural “Securities” may be used in this Agreement”); and “Security Entitlement”;

(c)Control. The term “Control” with respect to property or interests in property (i) has the same definition as “control” provided in Section 7-106 of the UCC when used in connection with an electronic Document of Title (as used in Article 7 of the UCC), (ii) has the same definition as “control” provided in Section 8-106 of the UCC when used in connection with Securities and Security Entitlements (and continue to be subject to the provisions of Article 9 of the UCC, including Sections 9-106 and 9-305 thereof), and (iii) has the same definition as “control” provided in Article 9 of the UCC (including Sections 9-104 through 9-107, inclusive, of the UCC) when used in connection with all other property;

(d)Money. The term “Money” has the same definition as “money” provided in Section 1-201(b)(24) of the UCC; and

(e)Security Interest. The term “Security Interest” has the same definition as “security interest” provided in Section 1-201(b)(35) of the UCC.

(f)Other UCC Definitions. Unless specifically provided for in this Agreement, if any of the capitalized terms contained in paragraphs (a) through (e) immediately above are defined in any other article, division, section or provision of the UCC, the definitions in paragraphs (a) through (e) immediately above shall apply for purposes of this Agreement.

Definitions Schedule	Page 16

EXHIBIT A FORM OF PURCHASE OFFER

[Month] [Date], [Year]

Culain Capital Funding LLC

1780 Wehrle Drive

Suite 101

Williamsville, NY 14221

Re: Offer for Purchase of Receivables

The undersigned requests that Culain Capital Funding LLC (“Buyer”) purchase the Eligible Receivables (as defined in that certain Factoring Agreement dated March 27, 2023 between the undersigned, as Seller, and Buyer, as the same may be amended, restated, extended, supplemented or otherwise modified from time to time (the “Factoring Agreement”) described in the attached Sale and Assignment of Account Receivable. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Factoring Agreement.

(A)	Gross Amount of Eligible Receivables:	$	.

(B)	Net Amount of Eligible Receivables:	$	.

(C)	Initial Payment Rate:		Eighty Five percent (85.00%).

(D)	Initial Payment Amount
	(Lesser of A and B, multiplied by C):	$	.

Please call the undersigned to confirm receipt of this request at (      )                 or by emailing confirmation to                                                   .

PRECIPIO, INC.

By:

Name:

Title:

Form of Assignment Agreement	Page 17

EXHIBIT B FORM OF ASSIGNMENT AGREEMENT

SALE AND ASSIGNMENT OF ACCOUNTS RECEIVABLE

FOR VALUE RECEIVED, Precipio, Inc. (“Seller”) hereby sells, assigns and transfers all right, title and interest in and to the account(s) receivable as described in the Schedule of Assigned Accounts annexed hereto, to CULAIN CAPITAL FUNDING LLC (“Buyer”).

Seller warrants that the account(s) receivable annexed hereto are valid and due, and that Seller has not received payment for any or any part thereof. Seller further affirms that all representations and warranties contained in that certain Factoring Agreement between Seller and Buyer dated as of March 27, 2023 (the “Factoring Agreement”) with respect to such account(s) receivable are true and accurate as of the date hereof, and that the assignment of such account(s) receivable are subject to the terms and conditions of the Factoring Agreement.

Dated this                 day of                ,                .

PRECIPIO, INC.

By:
Name:
Its:

Form of Assignment Agreement	Page 18

EXHIBIT C FORM OF SCHEDULE OF ASSIGNED ACCOUNTS

Invoice Number	Customer/Account Debtor	Invoice Date	Invoice Amount	Customer/Account Debtor Reference Number	Purchase Order Number

File format in Microsoft Excel (XLS) is preferable.

Assignment Agreement – Schedule of Accounts	Page 19